Exhibit 99.1

Final — for immediate release	CONTACT: PAUL VITEK, CFO
(972) 401-0090

Release #06-07
CARBO CERAMICS INC. NAMES GARY KOLSTAD AS
NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER
Irving, Texas (May 11, 2006) — CARBO Ceramics Inc. (NYSE: CRR), the world’s leading manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells and the leading supplier of fracture and reservoir diagnostic services, today announced that its Board of Directors has appointed Gary Kolstad as President and Chief Executive Officer of the Company effective June 1, 2006. Kolstad, 47, succeeds Jesse P. Orsini who has served as the company’s interim CEO since December, 2005.
Mr. Kolstad, has more than 20 years of experience in the oilfield service industry and has been with Schlumberger, Ltd. since 1985, serving in numerous leadership positions in operations and marketing. Most recently, Mr. Kolstad served as Vice President, Global Accounts for Schlumberger Oilfield Services and previously led Schlumberger’s onshore business unit as Vice President/General Manager, Oilfield Services — U.S. Onshore. Mr. Kolstad earned a Bachelor of Science degree in Petroleum Engineering from the Montana School of Mineral Science & Technology.
William C. Morris, Chairman of the company’s Board of Directors said “We are pleased to have someone with Gary’s knowledge of the worldwide oil and gas service industry to lead the continued global expansion of our business. We are continuing to increase our manufacturing capacity and we have several initiatives underway to drive the synergies of our value-adding product and service offerings. Gary’s experience in the oilfield service industry will compliment the experience of our existing management team in achieving this objective.”
About CARBO Ceramics Inc.
CARBO Ceramics Inc. ( http://www.carboceramics.com ) is the world’s largest producer and supplier of ceramic proppant for use in the hydraulic fracturing of natural gas and oil wells. In addition, the company is the largest provider of fracture and reservoir diagnostic services through its subsidiary, Pinnacle Technologies, Inc. (“Pinnacle”).
The company operates globally with ceramic proppant manufacturing facilities located in the U.S. and China and another currently under construction in the Russian Federation. In January of this year, the company completed construction of a new manufacturing facility in Toomsboro, Georgia, which increased its manufacturing capacity by 33 percent to just over 1 billion pounds per year. The company also recently announced a 250 million pound per year expansion to that facility which is expected to be complete in the third quarter of 2007.
The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in demand for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls; weather-related risks and other risks and uncertainties described in our publicly available filings with the SEC. We assume no obligation to update forward-looking statements, except as required by law.